Exhibit 2

TRANSACTIONS

The following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on September 20, 2013. All such transactions were purchases or sales of Shares effected by 40 North Investments LP in the open market, and the table includes commissions paid in per share prices.

Trade Date	Buy/Sell	Quantity	Price
07/25/2013	Buy	22,817	7.44
07/26/2013	Buy	300	7.18
07/26/2013	Buy	4,534	7.15
07/26/2013	Buy	10,000	7.28
07/26/2013	Buy	10,000	7.28
08/06/2013	Buy	200	7.06
08/06/2013	Buy	1,600	7.06
08/06/2013	Buy	12,415	7.11
08/07/2013	Buy	4,900	6.98
08/07/2013	Buy	300	6.96
08/07/2013	Buy	10,000	7.02
08/08/2013	Buy	12,800	6.89
08/09/2013	Buy	9,276	6.92
08/12/2013	Buy	58,000	6.81
08/16/2013	Buy	12,424	6.94
08/19/2013	Buy	4,890	6.88
08/30/2013	Buy	5,800	6.84
09/03/2013	Buy	10,111	6.96
09/04/2013	Buy	11,500	7.03
09/04/2013	Buy	2,400	7.01
09/05/2013	Buy	2,041	7.06
09/05/2013	Buy	59	7.06
09/05/2013	Buy	340,070	7.08
09/05/2013	Buy	9,930	7.08
09/06/2013	Buy	100,000	7.02
09/11/2013	Buy	2,100	7.02
09/11/2013	Buy	2,100	7.02
09/11/2013	Buy	46,300	7.02
09/11/2013	Buy	46,400	7.02
09/11/2013	Buy	43,251	7.03
09/11/2013	Buy	43,152	7.03
09/12/2013	Buy	613	6.99
09/12/2013	Buy	612	6.99
09/20/2013	Buy	4,094	6.60